EXHIBIT 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
SYNERGETICS USA, INC. INITIATES ANTITRUST LAWSUIT
AGAINST ALCON, INC.
O’FALLON, MO, April 17, 2008 — Synergetics USA, Inc. (NASDAQ: SURG), a leading microsurgical device company, announced today that it has filed a civil, antitrust lawsuit in the United States District Court for the Southern District of New York, docket number 08-CV-3669, against Swiss-based Alcon, Inc. and its primary operating subsidiary in the U.S., Alcon Laboratories, Inc. Synergetics asserts that it has suffered losses in the tens of millions of dollars resulting from Alcon’s alleged unfair practices and seeks a recovery that it believes could exceed $100 million.
Alcon, Inc. is majority owned by Nestle, S.A., the world’s largest food and beverage company, and is self-described as the largest and most trusted eye care company worldwide.
This lawsuit is being filed by Hanly Conroy Bierstein Sheridan Fisher & Hayes, LLP, New York City, in conjunction with SimmonsCooper LLC, East Alton, Illinois. Both firms have specific expertise in complex commercial litigation, and after thorough analysis of the merits of Synergetics’ position, have agreed to represent Synergetics’ in this litigation on a contingency-fee basis.
In its filing with the Court, Synergetics alleges that Alcon has used its monopoly power in the market for vitrectomy machines used in vitreoretinal surgery, to control purchasing decisions in favor of its surgical illumination sources and associated accessories, and has done this to the detriment of sales of Synergetics’ products, particularly of the PhotonTM line of light sources, light pipes, laser probes and other accessories. The lawsuit describes anti-competitive behaviors, which include commercial disparagement of Synergetics’ products; payment of grant monies to surgeons, hospitals and clinics in order to influence purchasing decisions; the maintenance of an Advisory Board comprised of hundreds of surgeons, each of whom are required to buy Alcon’s products for their practices, and many of whom receive benefits far beyond their contributions, including annual six-figure consulting fees; predatory pricing; the hiring of a key Synergetics’ manager to gain access to specific key product information; an unlawful rebate program; and a threat to Synergetics of further market lock-out unless given a license to use some of Synergetics’ key patented technologies. The suit also describes an alleged scheme employed by Alcon to gain and maintain market share by making sales of its light pipes conditional to sales of its patented fluid collection cassettes that are required in order to perform each vitreoretinal surgery.
“For years Synergetics and other smaller companies have been forced to watch as Alcon unfairly and increasingly controlled the vitreoretinal surgical markets, escalating healthcare costs while stifling innovative and cost effective technological advances. This activity has been detrimental to surgeons and patients, not to mention the healthcare system. Our experience has convinced us that without this action, Alcon will drive all other players from the vitreoretinal surgical market,” commented Gregg D. Scheller, President and Chief Executive Officer of Synergetics USA, Inc. “The price of vitreoretinal surgery has skyrocketed under Alcon’s dominance. Unfair business practices hurt all players in our industry. Although we have a substantial neurosurgical business in which we compete with other large competitors, this type of egregious behavior is never encountered,” Scheller concluded.

About Synergetics USA, Inc.
Synergetics USA, Inc. is a leading medical device company focused on progressing the standard of care for microsurgeons and their patients by seeking to improve surgical patient outcomes through the delivery of innovative improvements in quality, delivery and cost. The Company focuses on the vitreoretinal, neurosurgery and ear, nose and throat surgery markets. The distribution channels include a combination of direct and independent sales organizations, and important strategic alliances with market leaders.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2007, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
Pamela G. Boone, Executive Vice President & CFO
Phone: (636) 939-5100